Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A of Stock Building Supply Holdings, Inc. of our report dated May 7, 2013, except for the effects of the earnings per share revision described in Note 3, as to which the date is June 14, 2013, and except for the effects of the restatement described in Note 2 and the stock split described in Note 21, as to which the date is July 29, 2013, relating to the financial statements of Stock Building Supply Holdings, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Raleigh, North Carolina

July 29, 2013